As filed with the Securities and Exchange Commission on August 5, 2014

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

inTEST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2370659 (I.R.S. Employer Identification No.)
804 East Gate Drive, Suite 200 Mt. Laurel, New Jersey (Address of principal executive offices)	08054 (Zip Code)

inTEST CORPORATION 2014 STOCK PLAN
(Full title of the plan)
______________________

Hugh T. Regan, Jr.
Secretary, Treasurer and Chief Financial Officer
inTEST Corporation
804 East Gate Drive, Suite 200
Mt. Laurel, New Jersey 08054
(856) 505-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________

Copy of all communications to: Patricia A. Gritzan, Esquire Saul Ewing LLP 1500 Market Street, 38th Floor Centre Square West Philadelphia, Pennsylvania 19102-2186 (215) 972-7139 __________________

See next page for calculation of registration fee.
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ___                                                                                Accelerated filer  ___
Non-accelerated filer   ___ (Do not check if a smaller reporting company)                        Smaller reporting company  X

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, Par Value $0.01 Per Share	500,000 shares (3)	$4.14 per share	$2,070,000	$266.62

___________________________
(1)

Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the Proposed Maximum Aggregate Offering Price and the Amount of Registration Fee based upon the average of the high and low prices of the Registrant's common stock as reported on the NYSE MKT on July 29, 2014.

(2)	Represents the Proposed Maximum Aggregate Offering Price multiplied by $.0001288.
(3)

Pursuant to 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares of Common Stock which may be issued by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares or similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROPECTUS

Item 1. Plan Information. (1)

Item 2. Registrant Information and Employee Plan Annual Information. (1)

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed in clauses (a) through (d) below are incorporated herein by this reference thereto, and all documents subsequently filed (other than respective filings or portions of the filings that are furnished, under applicable Securities and Exchange Commission ("SEC") rules, rather than filed) by inTEST Corporation (the "Registrant") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this Registration Statement and to be a part hereof from the date of filing of such documents:
(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 27, 2014;
(b)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 14, 2014;
(c)

The Registrant's Current Reports on Form 8-K, filed with the SEC on March 7, 2014; April 11, 2014; April 30, 2014, as amended by Form 8-K/A filed on May 6, 2014; May 9, 2014, as amended by Form 8-K/A filed on May 9, 2014; June 25, 2014; June 27, 2014; and August 1, 2014; and

(d)	The description of the Registrant's Common Stock contained in the registration statement filed on Form 8-A (File No. 001-36117) filed with the SEC on October 8, 2013.

_____________

(1) The information called for by Part I of Form S-8 is currently included in the description of the Registrant's 2014 Stock Plan (the "Plan") which is or will be delivered to each employee selected to participate in the Plan in accordance with Rule 428 under the Securities Act of 1933, as amended. Pursuant to the Note to Part I of Form S-8, this information is not filed with this Form S-8.

Item 4. DESCRIPTION OF SECURITIES.

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following is a summary of the general effect of the General Corporation Law of the State of Delaware ("DGCL"), the Registrant's Bylaws and the Registrant's Certificate of Incorporation with respect to the indemnification of the Registrant's directors and officers and insurance therefore.  Such summaries are necessarily subject to the complete text of such statute, Bylaws and Certificate of Incorporation and are qualified in their entirety by reference thereto.

Sections 145 and 102(b)(7) of the DGCL provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Under Section 145(g) of the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the Registrant or, if such person is or was serving in such capacity for another enterprise at the request of the Registrant against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL.

Under Section 102(b)(7) of the DGCL, a Delaware corporation also may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to unlawful payments of dividends or stock repurchases), or (4) for any transaction from which the director derived an improper personal benefit.

Article VI of the Registrant's Bylaws provides that it shall indemnify its directors and officers to the fullest extent permitted by the DGCL. The Registrant's Bylaws require it, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification. The Registrant's Bylaws require that it indemnify its officers and directors in connection with any proceeding (or part thereof) initiated by the officer or director only if the initiation of the proceeding was authorized by the Board of Directors. Reference is made to Section 145 of the DGCL, which provides for indemnification of directors and officers in certain circumstances.

Article IX of the Registrant's Certificate of Incorporation provides that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit.

The Registrant has an insurance policy which will entitle it to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8. EXHIBITS.

The following is a list of exhibits filed with, or incorporated by reference into, this Registration Statement:

Exhibit Number	Description
4.1	Specimen Stock Certificate evidencing shares of Common Stock filed as Exhibit 4.1 to Form 8-A/A on May 4, 2011, incorporated herein by reference.
5.1	Opinion of Saul Ewing LLP.
23.1	Consent of McGladrey LLP.
23.2	Consent of Saul Ewing LLP (contained in Exhibit No. 5 to this Registration Statement).
24.1	Power of Attorney (included on signature page of this Registration Statement).
99.1

inTEST Corporation 2014 Stock Plan filed as Appendix A to the Registrant's Proxy Statement dated April 30, 2014 related to the Registrant's 2014 Annual Meeting of Stockholders, incorporated herein by reference.

Item 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where, applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mt. Laurel, State of New Jersey, on August 5, 2014.

inTEST CORPORATION

By: /s/ Robert E. Matthiessen
      Robert E. Matthiessen
      President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Robert E. Matthiessen and Hugh T. Regan, Jr., and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Robert E. Matthiessen Robert E. Matthiessen	President, Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2014
/s/ Hugh T. Regan, Jr. Hugh T. Regan, Jr.	Treasurer, Secretary and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 5, 2014
/s/ Alyn R. Holt Alyn R. Holt	Executive Chairman and Director	August 5, 2014
/s/ Steven J. Abrams Steven J. Abrams, Esq.	Director	August 5, 2014
/s/ Stuart F. Daniels Stuart F. Daniels, Ph.D.	Director	August 5, 2014
/s/ Joseph W. Dews IV Joseph W. Dews IV	Director	August 5, 2014
/s/ William Kraut William Kraut	Director	August 5, 2014

EXHIBIT INDEX

Exhibit Number	Description
4.1	Specimen Stock Certificate evidencing shares of Common Stock filed as Exhibit 4.1 to Form 8-A/A on May 4, 2011, incorporated herein by reference.
5.1	Opinion of Saul Ewing LLP.
23.1	Consent of McGladrey LLP.
23.2	Consent of Saul Ewing LLP (contained in Exhibit No. 5 to this Registration Statement).
24.1	Power of Attorney (included on signature page of this Registration Statement).
99.1

inTEST Corporation 2014 Stock Plan filed as Appendix A to the Registrant's Proxy Statement dated April 30, 2014 related to the Registrant's 2014 Annual Meeting of Stockholders, incorporated herein by reference.